Exhibit 14.1

UNITED STATES COMMODITY FUNDS LLC

CODE OF BUSINESS
CONDUCT AND ETHICS

Adopted March 1, 2006, Amended December 9, 2006,
Further Amended March 4, 2008, October 6, 2008

TABLE OF CONTENTS

ii

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

Ethics are important to United States Commodity Funds LLC (the “Company”) and to each member of our management, our investment professionals, and our employees.  The Company is committed to the highest ethical standards and to conducting business with the highest level of integrity.

All officers, directors and employees of the Company are responsible for maintaining this level of integrity and for complying with the policies contained in this Code.  If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with any member of management, or follow the procedures outlined this Code.

Purpose of the Code

This Code is intended to:

•	help you recognize ethical issues and take the appropriate steps to resolve these issues;

•	deter ethical violations;

•	assist you in reporting any unethical or illegal conduct; and

•	reaffirm and promote our commitment to a corporate culture that values honesty and accountability.

All employees, as a condition of employment or continued employment, will acknowledge in writing that they have received a copy of this Code, read it, and understand that the Code contains our expectations regarding their conduct.

Finally, you should know that this Code is designed to satisfy the standards contained in the Federal Sentencing Guidelines for Organizations published by the U.S. Department of Justice.  U.S. federal courts are bound to apply the Federal Sentencing Guidelines for Organizations when sentencing companies convicted of federal offenses arising from the illegal acts of one or more employees.  The Federal Sentencing Guidelines for Organizations provide for substantial leniency in sentencing of a company from otherwise severe mandatory penalties, where the company had in effect an adequate compliance program at the time of the illegal activity.

Conflicts of Interest

You must avoid any conflict, or the appearance of a conflict, between your personal interests and our interests.  A conflict exists when your personal interest in any way interferes with our interests, or when you take any action or have any interest that may make it difficult for you to perform your job objectively and effectively.  For example, a conflict of interest probably exists if:

•	you cause us to enter into business relationships with you or a member of your family, or invest in companies affiliated with you or a member of your family;

•
you use any nonpublic information about us, our affiliates, our service providers, our other business partners, United States Oil Fund, LP (“USOF”), United States 12 Month Oil Fund, LP (“US12OF”), United States Natural Gas Fund, LP (“USNG”), United States 12 Month Natural Gas Fund, LP (“US12NG”), United States Heating Oil Fund, LP (“USHO”), United States Gasoline Fund, LP (“USG”), and United States Short Oil Fund, LP (“USSO”) and any other fund for which the Company is the general partner (each a “Fund” and together, the “Funds”), for your personal gain, or the gain of a member of your family; or

•	you use or communicate confidential information obtained in the course of your work for your or another’s personal benefit.

Corporate Opportunities

Each of us has a duty to advance the legitimate interests of the Company when the opportunity to do so presents itself.  Therefore, you may not:

•	take for yourself personally opportunities, including investment opportunities, discovered through the use of your position with us, or through the use of our property or information;

•	use our property, information, or position for your personal gain or the gain of a family member; or

•	compete, or prepare to compete, with us.

Public Disclosure

We are committed to a policy of full, fair, accurate, timely, and understandable disclosure to unitholders of all material information regarding our business.  This policy extends to our filings with the Securities and Exchange Commission (“SEC”) and to all other public communications.  All individuals involved in our SEC reporting process and in preparing and making public communications regarding our business must take all reasonable steps to comply with this policy.

Confidentiality

You must not disclose confidential information regarding the Company, our service providers, the Funds, or our affiliates, unless disclosure is authorized or required by law.  Confidential information includes all non-public information that might be harmful to, or useful to the competitors of, the Company, any Fund, our affiliates, our service providers, or our other business partners.

Fair Dealing

You must endeavor to deal fairly with companies or individuals with whom we do business or come into contact, including fellow employees of the Company and our competitors.  You must not take unfair advantage of these or other parties by means of:

•	manipulation;

•	concealment;

•	abuse of privileged information;

•	misrepresentation of material facts; or

•	any other unfair-dealing practice.

Protection and Proper Use of Company Assets

Our assets are to be used only for legitimate business purposes.  You should protect our assets and ensure that they are used efficiently.

Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with your work duties, and is not related to an illegal activity or to any outside business.

Compliance with Applicable Laws, Rules and Regulations

Each of us has a duty to comply with all laws, rules and regulations that apply to our business.  Highlighted below are some of the key compliance guidelines that must be followed.

•
Insider trading.  It is against the law to buy or sell securities using material information that is not available to the public.  Individuals who give this “inside” information to others may be liable to the same extent as the individuals who trade while in possession of such information.  You must not trade the units of any Fund, or the securities of our affiliates, our service providers, or any of our other business partners while in the possession of “inside” information.

•
“Whistleblower” protections.  It is against the law to discharge, demote, suspend, threaten, harass, or discriminate in any manner against an employee who provides information or otherwise assists in investigations or proceedings relating to violations of federal securities laws or other federal laws prohibiting fraud against unitholders.  You must not discriminate in any way against an employee who engages in these “whistleblower” activities.

•
Document Retention.  You must adhere to appropriate procedures governing the retention and destruction of records consistent with applicable laws, regulations and our policies.  You may not destroy, alter or falsify any document that may be relevant to a threatened or pending lawsuit or governmental investigation.

Please talk to any member of management if you have any questions about how to comply with the above regulations and other laws, rules and regulations.

Equal Opportunity, Harassment

We are committed to providing equal opportunity in all of our employment practices including selection, hiring, promotion, transfer, and compensation of all qualified applicants and employees without regard to race, color, sex or gender, religion, age, national origin, handicap, disability, citizenship status, or any other status protected by law.  With this in mind, there are certain behaviors that will not be tolerated.  These include harassment, violence, intimidation, and discrimination of any kind involving race, color, religion, gender, age, national origin, disability, or marital status.

Accuracy of Company Records

We require honest and accurate recording and reporting of information in order to make responsible business decisions.  This includes such data as quality, safety, and personnel records, as well as financial records.

All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to our system of internal controls.  No false or artificial entries may be made.

Retaining Business Communications

The law requires us to maintain certain types of corporate records, usually for specified periods of time.  Failure to retain those records for those minimum periods could subject us to penalties and fines, cause the loss of rights, obstruct justice, place us in contempt of court, or seriously disadvantage us in litigation.

From time to time we establish retention or destruction policies in order to ensure legal compliance.  We expect you to fully comply with any published records retention or destruction policies, provided that you should note the following exception: If you believe, or we inform you, that our records are relevant to any litigation or governmental action, or any potential litigation or action, then you must preserve those records until we determine the records are no longer needed.  This exception supersedes any previously or subsequently established destruction policies for those records.  If you believe that this exception may apply, or have any questions regarding the possible applicability of that exception, please contact our Chief Compliance Officer, Howard Mah (the “Chief Compliance Officer”).

Political Contributions

No funds of the Company or of any Fund may be given directly to political candidates.  You may, however, engage in political activity with your own resources on your own time.

Media Relations

We must speak with a unified voice in all dealings with the press and other media.  As a result, the President and CEO, is the sole contact for media seeking information about the Company or any of the Funds.  Any requests from the media must be referred to him.  Unless another individual(s) is so authorized by the President and CEO.  In the event the President and CEO and other authorized individual(s) are not available, clearance must be obtained through the Chief Compliance Officer.

Intellectual Property Information

Information generated in our business is a valuable asset.  Protecting this information plays an important role in our growth and ability to compete.  Such information includes business and research plans; objectives and strategies; trade secrets; unpublished financial information; salary and benefits data; and business partner lists.  Employees who have access to our intellectual property information are obligated to safeguard it from unauthorized access and must:

•	Not disclose this information to persons outside of the Company;

•	Not use this information for personal benefit or the benefit of persons outside of the Company; and

•	Not share this information with other employees except on a legitimate “need to know” basis.

Internet and E-mail Policy

We may provide an e-mail system and Internet access to certain of our employees to help them do their work.  You may use the e-mail system and the Internet only for legitimate business purposes in the course of your duties.  Incidental and occasional personal use is permitted, but never for personal gain or any improper use.  Further, you are prohibited from discussing or posting information regarding the Company or any of the Funds in any external electronic forum, including Internet chat rooms or electronic bulletin boards.

Reporting Violations and Internal Complaint Handling

You are responsible for compliance with the rules, standards and principles described in this Code.  In addition, you should be alert to possible violations of the Code by the Company’s employees, officers and directors, and you are expected to report a violation promptly.  Normally, reports should be made to one’s immediate supervisor.  Under some circumstances, it may be impractical or you may feel uncomfortable raising a matter with your supervisor.  In those instances, you are encouraged to contact our Chief Compliance Officer who will investigate and report the matter to the Board of Directors, as the circumstance dictates.  You will also be expected to cooperate in an investigation of a violation.

Anyone who has a concern about our conduct, the conduct of an officer of the Company or our accounting, internal accounting controls or auditing matters, may communicate that concern to the Chief Compliance Officer or to the Audit Committee of the Board of Directors by direct communication with our Chairman of the Audit Committee or by e-mail or in writing.  All reported concerns shall be forwarded to the Audit Committee in the same way that other concerns are addressed by us.  The status of all outstanding concerns forwarded to the Audit Committee will be reported on a quarterly basis by our Chairman of the Audit Committees.  The Audit Committee may direct that certain matters be presented to the full Board of Directors and may also direct special treatment, including the retention of outside advisors or counsel, for any concern reported to it.

All reports will be investigated and whenever possible, requests for confidentiality shall be honored.  And, while anonymous reports will be accepted, please understand that anonymity may hinder or impede the investigation of a report.  All cases of questionable activity or improper actions will be reviewed for appropriate action, discipline or corrective actions.  Whenever possible, we will keep confidential the identity of employees, officers or directors who are accused of violations, unless or until it has been determined that a violation has occurred.

There will be no reprisal, retaliation or adverse action taken against any employee who, in good faith, reports or assists in the investigation of, a violation or suspected violation, or who makes an inquiry about the appropriateness of an anticipated or actual course of action.

For reporting concerns about the conduct of the Company or any Fund, the conduct of an officer of the Company, or about accounting, internal accounting controls or auditing matters of the Company or any Fund, you may use the following means of communication:

If to the Chief Compliance Officer:

E-MAIL:	howard@unitedstatesoilfund.com
ADDRESS:	Chief Compliance Officer
1320 Harbor Bay Parkway Suite 145
Alameda CA 94502

If to the Chairman of the Audit Committee:

E-MAIL	uscf.director@gmail.com
ADDRESS:	Audit Committee of the Board of Directors
Malcolm R. Fobes III, Chairman of the Audit Committee
475 Milan Drive #103
San Jose CA 95134-2453

Sanctions for Code Violations

All violations of the Code will result in appropriate corrective action, up to and including dismissal.  If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.

Application/Waivers

All of the officers, directors, and employees are subject to this Code.  Any waiver of this Code for an executive officer or director of the Company may only be made by the Board of Directors or the Audit Committee.  Any waiver of the Code for an officer or member of our Boards of Directors must be promptly disclosed to unitholders.

APPENDIX A

United States Commodity Funds LLC
1320 Harbor Parkway, Suite 145
Alameda, California 94502

Acknowledgment Regarding
Code of Business Conduct and Ethics

This acknowledgment is to be signed and returned to our Chief Compliance Officer, Howard Mah, and will be retained as part of your permanent personnel file.

I have received a copy of United States Commodity Funds LLC’s Code of Business Conduct and Ethics, read it, and understand that the Code contains the expectations of United States Commodity Funds LLC regarding employee conduct.  I also understand that the Code is issued for informational purposes and that it is not intended to create, nor does it represent, a contract of employment.

Employee’s Name (Printed)

Employee’s Signature

Date

The failure to read and/or sign this acknowledgment in no way relieves you of your responsibility to comply with United States Commodity Funds LLC’s Code of Business Conduct and Ethics.

A-1